ARTICLES OF AMENDMENT

for a

MARYLAND STOCK CORPORATION

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.,

a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that the charter of the corporation shall be and hereby is amended as follows:

FIRST: The Third Amended and Restated Articles of Incorporation (“Articles of Incorporation”) of the Company are hereby amended by deleting the existing language of Article I – Organization and amending it to read as follows:

Silver Star Properties REIT, Inc. (the “Company”), is a Maryland corporation within the meaning of the Maryland General Corporation Law (“Maryland Corporation Law”).

This amendment of the charter of the corporation has been approved by the directors. There is no membership entitled to vote on this amendment.

The undersigned acknowledges that this is an act of the above-named corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge, information, and belief.

/s/ Mark T. Torok, President and CEO /s/ Michael Racusin, Secretary
ATTESTED TO BY SIGNED BY

Return address of filing party:

Silver Star Properties REIT, Inc.
2909 Hillcroft, Suite 420
Houston, Texas 77057